Exhibit 4.1

SHARE PURCHASE AGREEMENT

Between

Knutsen NYK Offshore Tankers AS

(as Seller)

And

KNOT Shuttle Tankers AS

(as Buyer)

for the sale and purchase of the shares in

Knutsen NYK Shuttle Tankers 16 AS

SHARE PURCHASE AGREEMENT

This agreement (this “Agreement”) is entered into the 13th October 2015 between:

(1) Knutsen NYK Offshore Tankers AS, company registration no. 995 221 713

(the “Seller”), and

(2) KNOT Shuttle Tankers AS, company registration no. 998 942 829

(the “Buyer”).

The Seller and the Buyer are hereinafter individually referred to as a “Party” and jointly the “Parties”.

1	RECITALS

WHEREAS:

a)	Knutsen NYK Shuttle Tankers 16 AS, company registration no. 997 404 009, is a private limited liability company that has as its purpose to engage in shipowning activities, is duly incorporated under Norwegian law and has its registered place of business in Haugesund, Norway (the “Company”);

b)	The Seller is the sole owner of the ownership interest in the Company, with a share capital of NOK 100,000;

c)	The Company is the owner of the MT “Ingrid Knutsen”, having IMO No. 9649225 (the “Vessel”); and

d)	The Seller and the Buyer have agreed that the Buyer shall acquire 100% of the shares in the Company (the “Shares”) on the terms and conditions set forth in this Agreement.

2	DEFINITIONS

In this Agreement, the following definitions shall have the following meanings:

a)	Accounting Principles	means the applicable Norwegian generally accepted accounting principles as defined by Norwegian law and regulations and accounting standards issued by the Norwegian Accounting Standards Board (Nw: Norsk Regnskapsstiftelse/NRS), applied on a consistent basis;

b)	Accounts	means, in respect of the Company, its audited annual accounts (årsregnskap), consisting of the profit and loss account, balance sheet, statement of cash flow and the notes thereto, for the financial year ended on the Accounts Date attached as Schedule 2;

c)	Accounts Date	means 31 December 2014;

d)	Agreement	shall have the meaning ascribed to such term in the preamble to this Agreement;

e)	Business	means the current business of the Company, being to own the Vessel, and charter the same under the Charter;

f)	Business Day	means a day on which banks are open for general banking business in Norway;

g)	Buyer	shall have the meaning ascribed to such term in the preamble to this Agreement;

h)	Buyer Indemnitees	shall have the meaning ascribed to such term in Clause 12.1;

i)	Charter	means the time charter dated 6 December 2011 in relation to the Vessel entered into between the Company and the Charterer as amended by Addendum No. 1, dated 12 August 2014, and Addendum No. 2, dated 10 December 2014;

j)	Charterer	means Standard Marine Tønsberg AS (wholly owned by ExxonMobil Exploration and Production Norway AS);

k)	Closing	shall have the meaning ascribed to such term in Clause 5.1;

l)	Closing Date	means the date when the Closing actually takes place according to Clause 5.1;

m)	Companies Act	means the Norwegian Limited Liability Companies Act of 1997

n)	Company	means Knutsen NYK Shuttle Tankers 16 AS

o)	Encumbrance	means any mortgage, charge, pledge, lien, option or other security interest or restriction of any kind;

p)	Governmental Authority	means any domestic or foreign government, including federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, commission, bureau, board, administrative agency or regulatory body of any of the foregoing and any multinational or supranational organization;

q)	Indemnified Party	shall have the meaning ascribed to such term in Clause 12.3;

r)	Indemnifying Party	shall have the meaning ascribed to such term in Clause 12.3;

s)	Ingrid Bank Junior Facility	means the USD 5,000,000 term loan facility provided to the Company by Nordea Bank Norge ASA and DNB Bank ASA as lenders pursuant to a loan agreement dated 7 June 2012.

t)	Ingrid NYK Junior Facility;	means the USD 30,000,000 Junior Secured Credit Facility provided by NIPPON YUSEN KABUSHIKI KAISHA to the Company pursuant to a loan agreement dated 1 December 2011.

u)	Ingrid Senior Facility	means the USD 90,000,000 Senior Term Loan Facility Agreement in respect of the Vessel dated 7 June 2012, as amended by a first supplemental agreement dated 5 February 2015 and a second supplemental agreement dated 13 October 2015 made between (i) the Company as borrower, (ii) the Seller as original guarantor, (iii) the banks and financial institutions listed in Schedule 1 thereto as lenders, (iv) DNB Bank ASA and Nordea Bank Norge ASA, as mandated lead arrangers and bookrunners, (v) The Norwegian Government, represented by the Norwegian Ministry of Trade and Industry, as original export credit lender, and (vi) DNB Bank ASA and Nordea Bank Finland Plc as swap banks and (vii) DNB Bank ASA, as agent;

v)	Losses	means any loss, liability, claim, damage, expense (including costs of investigation and defence and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim;

w)	Material Adverse Effect	means a material adverse effect on the condition (financial, commercial, technical, legal or otherwise) of the Business, assets, results of operations or prospects of the Company;

x)	Material Agreement	shall have the meaning ascribed to such term in Clause 8.11;

y)	Omnibus Agreement	means the Omnibus Agreement, dated as of April 15, 2013, by and among the Seller, the Partnership, KNOT Offshore Partners GP LLC, KNOT Shuttle Tankers 17 AS and KNOT Shuttle Tankers 18 AS;

z)	Party	shall have the meaning ascribed to such term in the preamble to this Agreement;

aa)	Parties	shall have the meaning ascribed to such term in the preamble to this Agreement;

bb)	Partnership	means KNOT Offshore Partners LP, a Marshall Islands limited partnership;

cc)	Purchase Price	shall have the meaning ascribed to such term in Clause 4;

dd)	Purchase Price Adjustments	shall have the meaning ascribed to such term in Clause 5.4;

ee)	Seller	shall have the meaning ascribed to such term in the preamble to this Agreement;

ff)	Seller Indemnitees	shall have the meaning ascribed to such term in Clause 12.2;

gg)	Shares	shall have the meaning ascribed to such term in Clause 1;

hh)	Signing Date	means the date of this Agreement;

ii)	Swap Agreements	means the ISDA Master Agreement dated 3 February 2014, and entered into between the Company and DNB Bank ASA, , and the Schedules thereto and all Transactions and/or Confirmations (as each of the said expressions is defined in the Master Agreements) supplemental thereto relating to the loan for “Ingrid Knutsen” under the Ingrid Senior Facility;

jj)	Taxes	means all taxes (including value-added tax and similar taxes), however denominated, including interest, penalties and other additions to tax that may become payable or imposed by any applicable statute, rule or regulation or any governmental agency, including all taxes, withholdings and other charges in respect of income, profits, gains, payroll, social security or other social benefit taxes, sales, use, excise, real or personal property, stamps, transfers and workers’ compensation, which the Company is required to pay, withhold or collect; and

kk)	Third-Party Claim	shall have the meaning ascribed to such term in Clause 12.3; and

ll)	Vessel	shall have the meaning ascribed to such term in Clause 1.

3	SALE AND PURCHASE

Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, and the Buyer agrees to purchase, the Shares, together with all rights attached to them.

The Shares shall be transferred to the Buyer on the Closing Date, free and clear from any Encumbrances other than pursuant to the Ingrid Senior Facility.

4	PURCHASE PRICE

The Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Seller for USD 115,000,000, less USD 80,775,000 of outstanding debt obligations of the Company under the Ingrid Senior Facility, USD 20,252,614.22 under the Ingrid NYK Junior Facility and USD 3,500,000 under the Ingrid Bank Junior Facility, (the “Purchase Price”), plus the Purchase Price Adjustments, all in accordance with and subject to the terms and conditions set forth in this Agreement, the Shares.

The Purchase Price is to be settled by way of a cash settlement.

5	CLOSING

5.1	Time and place

Subject to the satisfaction or waiver of the conditions set forth in Clause 6, the completion of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Seller at such time and date as the Parties agree.

5.2	The Seller’s Closing obligations

At the Closing, the Seller shall:

a)	deliver to the Buyer a copy of the minutes of the meeting of the board of directors of the Seller authorising the execution of, and the consummation of the transaction completed by, this Agreement; and

b)	in exchange for the payment of the Purchase Price, transfer the Shares to the Buyer and deliver to the Buyer the share register of the Company with the Buyer duly registered as the owner of the Shares, as well as the related notices according to Sections 4-7 and 4-10 of the Companies Act.

5.3	The Buyer’s Closing obligations

At the Closing, the Buyer shall

a)	settle the Purchase Price in accordance with Clause 4;

b)	procure that the Company repays (i) the Ingrid NYK Junior Facility in full (ii) USD 3,275,000 of the Commercial Tranche of the Ingrid Senior Facility and (iii) the Ingrid Bank Junior Facility in full; and

c)	procure that the cash portion of the Purchase Price is paid to the nominated bank account of the Seller.

5.4	Post-Closing Adjustment

a)	Within 30 days following the Closing Date, the Buyer and the Seller shall agree on the amount of the post-Closing adjustments to the Purchase Price based on the Company’s working capital as of 23:59 on the Closing Date (the “Purchase Price Adjustments”).

b)	Within 15 days following the date on which the Purchase Price Adjustments have been agreed pursuant to Clause 5.4 a) above, the Buyer or the Seller (as the case may be) shall pay to the other Party an amount, in cash, equal to the Purchase Price Adjustments. Any amounts other than those covered by the Purchase Price Adjustments varying in the period between the Signing Date and the Closing Date shall be for Seller’s account.

6	CLOSING CONDITIONS

6.1	Conditions to the Buyer’s Closing obligations

The obligations of the Buyer to purchase the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by the Buyer) on or before the Closing Date:

a)	there is no material breach of any of the representations and warranties of the Seller set forth in Clause 8 and Clause 9;

b)	the Buyer shall have obtained the funds necessary to consummate the purchase of the Shares and to pay all related fees and expenses;

c)	in all respects material to the transactions contemplated hereby, the Seller shall have performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Seller at or prior to the Closing Date and shall have delivered each document or instrument to be delivered by it pursuant to this Agreement; and

d)	the results of the searches, surveys, tests and inspections of the Vessel referred to in Clause 10.1 h) are reasonably satisfactory to the Buyer.

6.2	Conditions to the Seller’s Closing obligations

The obligations of the Seller to sell the Shares and to take the other actions required to be taken by it at the Closing are subject to the satisfaction of each of the following conditions (any of which may be waived in whole or in part by the Seller) on or before the Closing Date:

a)	there is no material breach of any of the representations and warranties of the Buyer set forth in Clause 7;

b)	At Closing, the Buyer shall procure that the Partnership accede to the Ingrid Senior Facility as “Guarantor”, and that the Shares are pledged as contemplated by the Ingrid Senior Facility, and procure that relevant conditions precedent under the Ingrid Senior Facility relating to the Partnership and/or the Buyer have been satisfied. At Closing the Seller shall be released from its guarantee obligations under the Ingrid Senior Facility with respect to outstanding amounts relating to the Vessel; and

c)	in all respects material to the transactions contemplated hereby, the Buyer shall have performed or complied with all of its obligations pursuant to this Agreement to be performed or complied with by the Buyer at or prior to the Closing Date and shall have delivered each document or instrument to be delivered by it pursuant to this Agreement.

6.3	Conditions of the Parties.

The obligations of Seller to sell the Shares and the obligations of Buyer to purchase the Shares are subject to the satisfaction (or waiver by each of Seller and Buyer) on or prior to the Closing Date of the following conditions:

a)	The Seller shall have received any and all written consents, permits, approvals or authorizations of any Governmental Authority or any other Person (including, but not limited to, with respect to the Charter, the Ingrid NYK Junior Facility, the Ingrid Bank Junior Facility, the Ingrid Senior Facility and the Swap Agreements) and shall have made any and all notices or declarations to or filing with any Governmental Authority or any other Person, including those related to any environmental laws or regulations, required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder, including the transfer of the Shares; and

b)	No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Shares.

7	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

7.1	Corporate existence and power

The Buyer is duly incorporated, validly existing and in good standing under the laws of Norway.

The Buyer has not been declared insolvent; become the subject of a petition in bankruptcy; had a receiver appointed with respect to it or to the Business or part thereof; entered into any arrangement with, or made an assignment for the benefit of, its creditors; or ceased to function as a going concern.

7.2	Corporate authorisation and non-contravention

This Agreement and each other document or instrument delivered or to be delivered in connection with this Agreement has been duly authorised by all necessary corporate action(s) of the Buyer and constitutes or will, when executed, constitute valid and binding obligations of the Buyer enforceable in accordance with its respective terms.

The execution by the Buyer of this Agreement and each other document or instrument delivered or to be delivered in connection with it, and the performance by the Buyer of its obligations under this Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of the Buyer or of any applicable law, order, judgment or decree of any court or Governmental Authority or of any agreement to which the Buyer is bound.

The Buyer is not required to obtain any authorisations, consents, approvals or exemptions by any Governmental Authority in connection with the entering into or performance of its obligations under this Agreement.

8	REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

8.1	Corporate existence and power

Each of the Company and the Seller is duly incorporated, validly existing and in good standing under the laws of Norway.

Each of the Company and the Seller has not been declared insolvent; become the subject of a petition in bankruptcy; had a receiver appointed with respect to it or to the Business or part thereof; entered into any arrangement with, or made an assignment for the benefit of, its creditors; or ceased to function as a going concern.

8.2	Corporate authorisation and non-contravention

This Agreement and each other document or instrument delivered or to be delivered in connection with this Agreement has been duly authorised by all necessary corporate action(s) of each of the Company and the Seller, as appropriate, and constitutes or will, when executed, constitute valid and binding obligations of each of the Company and the Seller, as appropriate, enforceable in accordance with its respective terms.

The execution by each of the Company and the Seller, as appropriate, of this Agreement and each other document or instrument delivered or to be delivered in connection with it, and the performance by each of the Company and the Seller, as appropriate, of its obligations under this Agreement and the consummation of the transactions provided for in this Agreement, do not and will not result in a breach of any provision of the articles of association of each of the Company and the Seller, as appropriate, or of any applicable law, order, judgment or decree of any court or Governmental Authority or of any agreement to which each of the Company and the Seller, as appropriate, is bound.

Each of the Company and the Seller, as appropriate, is not required to obtain any authorisations, consents, approvals or exemptions by any Governmental Authority in connection with the entering into or performance of its obligations under this Agreement.

8.3	Capitalisation and title

The Seller has full ownership to the Shares. The Shares are fully authorised, validly issued, fully paid and at Closing, free and clear from any Encumbrances.

There is no outstanding subscription, option or similar rights relating to the Shares.

8.4	Records

The Company’s articles of association and shareholders’ register are true, accurate, up-to-date and complete.

8.5	Charter documents; validity of the Charter

The Seller has supplied to the Buyer true and correct copies of the Charter and any related documents, as amended to the Closing Date. The Charter is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms and, to the knowledge of the Seller, the Charter is a valid and binding agreement of all other parties thereto enforceable against such parties in accordance with its terms.

8.6	Accounts

The Accounts have been prepared in accordance with the Accounting Principles and in accordance with the books and records of the Company. The Accounts give a true and accurate view of the financial position, solvency, assets, liabilities, liquidity, cash flow and the result of the operations of the Company as of the Accounts Date.

8.7	No undisclosed liabilities

Neither the Company nor the Vessel has any Encumbrances, or other liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due (including, without limitation, any liability for Taxes and interest, penalties and other charges payable with respect to any such liability or obligation), except for such liabilities or obligations arising under the Ingrid Senior Facility, the Ingrid NYK Junior Facility, the Ingrid Bank Junior Facility, the Swap Agreements and the Encumbrances appearing in the ship registry of the Vessel.

8.8	Loans and other financial facilities

All loans and other financial facilities available to the Company have been made available for review by the Buyer.

a)	The principal outstanding amount under the Ingrid Senior Facility for which the Company will be responsible at the time of Closing (provided Closing takes place on or before 15 October 2015) is USD 80,775,000;

b)	The principal outstanding amount under the Ingrid Bank Junior Facility for which the Company will be responsible at the time of Closing (provided Closing takes place on or before 15 October 2015) is USD 3,500,000;

c)	The principal outstanding amount under the Ingrid NYK Junior Facility for which the Company will be responsible at the time of Closing (provided Closing takes place on or before 15 October 2015) is USD 20,252,614.22.

No event has occurred which gives, or after notice or lapse of time, or both, would give any third party the right to call for repayment from the Company prior to normal maturity of any loan or other financial facility. The Company shall not be indebted, directly or indirectly, to any person who is an officer, director, stockholder or employee of any of the Seller or any spouse, child or other relative or any affiliate of any such person, nor shall any such officer, director, stockholder, employee, relative or affiliate be indebted to the Company.

8.9	Assets

At the Closing Date, the Company shall not be using assets in the Business that it neither owns nor has the right to use pursuant to written agreements with third parties. At the Closing Date, the assets of the Company will comprise all the assets necessary for carrying on the Business fully and effectively to the extent to which it is conducted at the Signing Date.

8.10	Absence of certain changes or events

Since the Accounts Date, there has not occurred or arisen:

a)	any change of accounting methods, principles or practices, accounting, invoicing and supplier practice or procedures for the Company;

b)	any acquisition or disposal of, or the entering into any agreement to acquire or dispose of, any asset, other than the sale of products in the ordinary course of business;

c)	the termination of any Material Agreement;

d)	any obligations, commitments or liabilities, contingent or otherwise, whether for Taxes or otherwise, except obligations, commitments and liabilities arising in the ordinary course of business;

e)	any event or condition, whether covered by insurance or not, which has resulted in or may result in a Material Adverse Effect; or

f)	the entering into of any agreements or commitments other than on customary terms.

8.11	Agreements

Each Material Agreement is in full force and effect. No other Material Agreements will be entered into by the Company prior the Closing Date without the prior consent of the Buyer (such consent not to be unreasonably withheld). The Company has fulfilled all material obligations required pursuant to the Material Agreements to have been performed by it prior to the Signing Date and has not waived any material rights thereunder.

There has not occurred any material default on the part of the Company under any of the Material Agreements, or to the knowledge of the Seller, on the part of any other party thereto, nor has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of the Company under any of the Material Agreements nor, to the knowledge of the Seller, has any event occurred that with the giving of notice or the lapse of time, or both, would constitute any material default on the part of any other party to any of the Material Agreements.

The term “Material Agreement” means each agreement, contract or other undertaking by or of the Company (a) that is of material importance to the Business or (b) the value of which, in respect of total turnover during one year, is not less than NOK 500,000, provided, however, that such term includes the Charter, the Ingrid Senior Facility, the Ingrid NYK Junior Facility, the Ingrid Bank Junior Facility and the Swap Agreements.

8.12	Insurance

The Company maintains insurance policies on fire, theft, loss, disruption, product and general liability and other forms of insurance with reputable insurers that would reasonably be judged to be sound and required for the Business.

The Company’s insurance policies do not contain any provisions regarding a change of control or ownership of the insured.

The Company is in compliance with all terms and conditions contained in the insurance policies, and nothing has been done or omitted to be done that would make any insurance policy or insurance void or voidable or that would result in a reduction of the coverage (No: avkortning).

8.13	Environmental matters

The Company is not and has not been in breach of any applicable laws (whether civil, criminal or administrative), statutes, regulations, directives, codes, judgments, orders or any other measures imposed by any governmental, statutory or regulatory body with regard to the pollution or the protection of the environment or to the protection of human health or human safety, or any other living organisms supported by the environment.

There is no current governmental investigation or disciplinary proceeding relating to any alleged breach of any law or permit by the Company, and none is pending, nor threatened.

The Company has not, other than as permitted under applicable permits or applicable laws or regulations held from time to time, disposed of, discharged, released, placed, dumped or emitted any hazardous substances, such as pollutants, contaminants, hazardous or toxic materials, wastes or chemicals. Neither the Seller nor the Company has received any formal or informal notice or other communication from which it appears that the Company may be or has been in violation of any laws or permits. There are no actual or contingent obligations on the Company to pay money or carry out any work in order to keep or be granted an extension or renewal of any existing permit. There are no facts or circumstances that could result in such an obligation. The properties used by the Company are not made of or do not contain any form of asbestos or any other toxic substance that may cause damage to the health of the persons working or visiting the premises.

8.14	Compliance with laws

The Company has at all times conducted the Business in accordance with and has complied with any applicable laws in Norway and in any other relevant countries relating to its operations and the Business.

All necessary licences, consents, permits and authorisations have been obtained by the Company to enable the Company to carry on the Business in the places and in the manner in which such Business is now conducted and all such licences, consents, permits and authorisations are valid and subsisting and have been complied with in all respects.

8.15	Litigation

There are no claims, actions, lawsuits, administrative, governmental, arbitration or other legal proceedings (including but not limited to proceedings related to Taxes) pending or threatened against or involving the Company, the Business or properties or assets of the Company and which would result in a Material Adverse Effect if adversely determined.

8.16	Taxes

The Company has properly filed with the appropriate Tax authorities all Tax returns and reports required to be filed for all Tax periods ending prior to the Closing Date. Such filings are true, correct and complete. All information required for a correct assessment of Taxes has been provided.

The Tax returns of the Company have been assessed and approved by the Tax authorities through the Tax years up to and including the years for which such assessment and approval is required, and the Company is not subject to any dispute with any such authority.

All Taxes that have become due have been fully paid or fully provided for in the Accounts, and the Company shall not be liable for any additional Tax pertaining to the period before the Accounts Date. All Taxes for the period after the Accounts Date have been fully paid when due.

There are no Tax audits, Tax disputes or Tax litigation pending or threatened against or involving the Company. There is no basis for assessment of any deficiency in any Taxes against the Company that has not been provided for in the Accounts or that has not been paid.

The Company is not and has not been involved in any transaction that could be considered as Tax-evasive. All losses for Tax purposes incurred by of the Company are trading losses and are available to be carried forward and set off against income in succeeding periods without limitation and have been accepted by the relevant Tax authorities.

The Company is not and has not been subject to any Tax outside its respective country of fiscal residence.

8.17	Relationship with the Seller

Except as disclosed to the Buyer, there are no written or oral agreements or arrangements between the Company and the Seller, and no liabilities or obligations (contingent or otherwise) owed by the Company to the Seller.

No services provided by the Seller to the Company are necessary in the ordinary course of business.

No payments of any kind, including, but not limited to management charges, have been made by the Company to the Seller, save for payments under agreements or arrangements made on an arm’s-length basis in accordance with applicable law and regulations.

8.18	Information

All documents provided to the Buyer by or on behalf of the Seller or the Company are true and correct, and no document provided to the Buyer by or on behalf of the Seller or the Company contains any untrue statement of a relevant fact or omits to state a relevant fact necessary to make the statements contained in the document not misleading.

There are no facts or circumstances known to the Seller, relating to the affairs of the Company, that have not been disclosed to the Buyer, which, if disclosed, reasonably could have been expected to influence the decision of the Buyer to purchase the Shares on the terms of this Agreement.

The Seller confirms that the Seller, prior to the Signing Date, has made, and until the Closing Date, shall continue to make, all investigations necessary in order to ensure that the statements in Clause 7 are correct.

9	REPRESENTATIONS AND WARRANTIES OF THE SELLER REGARDING THE VESSEL

The Seller represents and warrants to the Buyer as of the Signing Date and on the Closing Date, unless otherwise expressly stated:

9.1	Flag and title

The Company is the registered owner of the Vessel and has good and marketable title to the Vessel, free and clear of any and all Encumbrances, other than those arising under the Ingrid Senior Facility, the Ingrid Bank Junior Facility and the Ingrid NYK Junior Facility. The Vessel is properly registered in the name of the Seller under and pursuant to the flag and law of the United Kingdom, and all fees due and payable in connection with such registration have been paid.

9.2	Classification

The Vessel is entered with DNV GL and has the highest classification rating. The Vessel is in class without any recommendations or notation as to class or other requirement of the relevant classification society, and if the Vessel is in a port, it is in such condition that it cannot be detached by any port state authority or the flag state authority for any deficiency.

9.3	Maintenance

The Vessel has been maintained in a proper and efficient manner in accordance with internationally accepted standards for good ship maintenance, is in good operating order, condition and repair and is seaworthy, and all repairs made to the Vessel during the last two years and all known scheduled repairs due to be made and all known deficiencies have been disclosed to the Buyer.

9.4	Liens

The Vessel is not (a) under arrest or otherwise detained, (b) other than in the ordinary course of business, in the possession of any person (other than her master and crew) or (c) subject to a possessory lien.

9.5	Safety

The Vessel is supplied with valid and up-to-date safety, safety construction, safety equipment, radio, loadline, health, tonnage, trading and other certificates or documents as may for the time being be prescribed by the law of the United Kingdom or of any other pertinent jurisdiction, or that would otherwise be deemed necessary by a shipowner acting in accordance with internationally accepted standards for good ship management and operations.

9.6	No blacklisting or boycotts

No blacklisting or boycotting of any type has been applied or currently exists against or in respect of the Vessel.

9.7	No options

There are not outstanding any options or other rights to purchase the Vessel.

9.8	Insurance

The insurance policies relating to the Vessel are as set forth on Schedule 1 hereto, each of which is in full force and effect and, to the Seller’s knowledge, not subject to being voided or terminated for any reason.

10	COVENANTS PRIOR TO THE CLOSING

10.1	Covenants of the Seller Prior to the Closing

From the Signing Date to the Closing Date, the Seller shall cause the Company to conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Seller shall not permit the Company to enter into any contracts or other written or oral agreements prior to the Closing Date, other than such contracts and agreements as have been disclosed to the Buyer prior to the Signing Date, without the prior consent of the Buyer (such consent not to be unreasonably withheld). In addition, the Seller shall not permit the Company to take any action that would result in any of the conditions to the purchase and sale of the Shares set forth in Clause 6 not being satisfied. Furthermore, the Seller hereby agrees and covenants that it:

a)	shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective as promptly as possible the transactions contemplated by this Agreement and to co-operate with the Buyer and others in connection with the foregoing;

b)	shall use its best efforts to obtain the authorisations, consents, orders and approvals of regulatory bodies and officials that may be or become necessary for the performance of its obligations pursuant to this Agreement and the completion of the transactions contemplated by it;

c)	shall co-operate with the Buyer and promptly seek to obtain such authorisations, consents, orders and approvals as may be necessary for the performance of the Parties’ respective obligations pursuant to this Agreement;

d)	shall not amend, alter or otherwise modify or permit any amendment, alteration or modification of any material provision of or terminate the Charter or any other contract prior to the Closing Date without the prior written consent of the Buyer, such consent not to be unreasonably withheld or delayed;

e)	shall not exercise or permit any exercise of any rights or options contained in the Charter, without the prior written consent of the Buyer, not to be unreasonably withheld or delayed;

f)	shall observe and perform in a timely manner, all of its covenants and obligations under the Charter, the Ingrid Senior Facility, the Ingrid NYK Junior Facility, the Ingrid Bank Junior Facility and the Swap Agreements, if any, and in the case of a default by another party thereto, it shall forthwith advise the Buyer of such default and shall, if requested by the Buyer, enforce all of its rights under such Charter, the Ingrid Senior Facility, the Ingrid NYK Junior Facility or the Ingrid Bank Junior Facility, as applicable, in respect of such default;

g)	shall not cause or, to the extent reasonably within its control, permit any Encumbrances to attach to the Vessel other than in connection with the Ingrid Senior Facility and the Swap Agreements; and

h)	shall permit representatives of the Buyer to make, prior to the Closing Date, at the Buyer’s risk and expense, such surveys, tests and inspections of the Vessel as the Buyer may deem desirable, so long as such surveys, tests or inspections do not damage the Vessel or interfere with the activities of the Seller, the Company or the Charterer thereon and so long as the Buyer shall have furnished the Seller with evidence that adequate liability insurance is in full force and effect.

10.2	Covenants of the Buyer Prior to the Closing

The Buyer hereby agrees and covenants that during the period of time after the Signing Date and prior to the Closing Date, the Buyer shall, in respect of the Shares to be transferred on the Closing Date, take, or cause to be taken, all necessary partnership action, steps and proceedings to approve or authorize validly and effectively the purchase and sale of the Shares and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby.

11	TERMINATION

11.1	Termination

This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned, at any time prior to the Closing Date:

a)	by either Party if a breach of any provision of this Agreement has been committed by the other Party, such breach has not been waived and such breach is material to the transactions contemplated hereby, the Business or the assets, financial condition or prospect of the Company;

b)	by the Buyer if satisfaction of any of the conditions in Clause 6.1 is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition;

c)	by the Seller if satisfaction of any of the conditions in Clause 6.2 is or becomes impossible (other than through the failure of the Seller to comply with its obligations under this Agreement) and the Seller has not waived such condition;

d)	by either Party if satisfaction of any of the conditions in Clause 6.3 is or becomes impossible and Buyer and Seller have not waived such condition;

e)	by the Buyer due to a change having occurred that has resulted or may result in a Material Adverse Effect; or

f)	by mutual written consent of the Seller and the Buyer.

11.2	Rights on termination

If this Agreement is terminated pursuant to Clause 11.1, all further obligations of the Parties pursuant to this Agreement shall terminate without further liability of a Party to the other, provided, however, that the obligations of the Parties contained in Clause 13 (Costs) and Clause 17 (Governing Law and arbitration) shall survive such termination, and further provided, that if this Agreement is terminated by a Party because of the breach of this Agreement by the other Party or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its obligations under this Agreement, the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired.

12	INDEMNIFICATION

12.1	Indemnity by the Seller

Following the Closing, the Seller shall be liable for, and shall indemnify, defend and hold harmless the Buyer and its respective officers, directors, employees, agents and representatives (the “Buyer Indemnitees”) from and against, any Losses, suffered or incurred by such Buyer Indemnitees:

a)	by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Seller in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Seller;

b)	subject to Clause 13 b), any fees, expenses or other payments incurred or owed by the Seller to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transaction contemplated by this Agreement;

c)	any Losses of the Company or the Vessel incurred prior to or on the Closing Date arising from any violation of any applicable law or regulation relating to protection of natural resources, health and safety and the environment;

d)	all federal, state, foreign and local income tax liabilities attributable to the Company or operation of the Vessel prior to the Closing Date; or

e)	any Losses suffered or incurred by such Buyer Indemnitees in connection with any claim for the repayment of hire or Losses in relation to the Vessel for periods prior to the Closing.

12.2	Indemnity by the Buyer

Following the Closing, the Buyer shall be liable for, and shall indemnify, defend and hold harmless the Seller and its respective officers, directors, employees, agents and representatives (the “Seller Indemnitees”) from and against, any Losses, suffered or incurred by such Seller Indemnitees by reason of, arising out of or otherwise in respect of any inaccuracy in, breach of any representation or warranty, or a failure to perform or observe fully any covenant, agreement or obligation of, the Buyer in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement by the Buyer.

12.3	Indemnification procedures with respect to third-party claims

If the Seller or the Buyer, as the case may be (an “Indemnified Party”), shall receive notice of any claim by a third party that is or may be subject to indemnification or compensation from the other Party pursuant to this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the other Party (the “Indemnifying Party”) prompt written notice of such Third-Party Claim and the Indemnifying Party shall, at the Indemnifying Party’s option, have the right to participate in the defence thereof by counsel at the Indemnifying Party’s own cost and expense. If the Indemnifying Party acknowledges within 30 days from such written notice in writing its obligation to indemnify the Indemnified Party against all Losses that may result from such Third-Party Claim, the Indemnifying Party shall be entitled, at the Indemnifying Party’s option, to assume and control the defence of such Third-Party Claim at the Indemnifying Party’s cost and expense and through counsel of the Indemnifying Party’s choice. No such Third-Party Claim may be settled by the Indemnifying Party without the written consent of the Indemnified Party, unless the settlement involves only the payment of money by the Indemnifying Party. No Third-Party Claim that is being defended in good faith by the Indemnifying Party shall be settled by the Indemnified Party without the written consent of the Indemnifying Party. The Indemnifying Party shall have no obligation to indemnify the Indemnified Party for any losses resulting from the settlement of Third-Party Claims in violation of the provisions of this Clause 12.3.

12.4	Omnibus Agreement Indemnification

Notwithstanding any other provision of this Agreement, the Seller shall be liable for, and shall indemnify, defend and hold harmless the Partnership and any person controlled by the Partnership, including the Buyer, from and against the matters set forth in Article XIII of the Omnibus Agreement, subject to the terms and conditions set forth therein.

The Seller’s indemnification obligations under this Clause 12.4 shall (a) only be subject to limitations insofar as such limitations are set forth in Article XIII of the Omnibus Agreement and (b) be in addition to and independent of its indemnification obligations pursuant to Clause 12.1. For the avoidance of doubt, the indemnification provided pursuant to this Clause 12.4 shall be without duplication of any other amounts payable to the Buyer Indemnities pursuant to Clause 12.1

13	COSTS

a)	Subject to Clause 13b), each party shall pay its own costs and expenses in connection with the preparation for and completion of the transactions contemplated by this Agreement, including but not limited to all fees and expenses of its own representatives, agents, brokers, legal and financial advisers and authorities and no such costs or expenses shall be charged to or paid by, neither directly or indirectly, the Company.

b)	The fees and expenses related to the fairness opinion of ParetoSecurities Inc. dated 4 th September 2015 will be divided equally between the Buyer and the Seller.

14	NOTICES

All notices, requests, demands, approvals, waivers and other communications required or permitted under this Agreement must be in writing in the English language and shall be deemed to have been received by a Party when:

a)	delivered by post, unless actually received earlier, on the third Business Day after posting, if posted within Norway, or the fifth Business Day, if posted to or from a place outside Norway;

b)	delivered by hand, on the day of delivery; or

c)	delivered by fax, on the day of dispatch if supported by a written confirmation from the sender’s fax machine that the message has been properly transmitted.

All such notices and communications shall be addressed as set forth below or to such other addresses as may be given by written notice in accordance with this Clause 14.

If to the Seller:

Knutsen NYK Offshore Tankers AS

Attention: Chairman of the Board

Smedasundet 40, Postboks 2017, 5504 Haugesund, Norway

Fax no.: +47 52 70 40 40

If to the Buyer:

KNOT Shuttle Tankers AS

Attention: Chairman of the Board

Smedasundet 40, Postboks 2017, 5504 Haugesund, Norway

Fax no.: +47 52 70 40 40

15	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the successors of the Parties, but shall not be assignable by any of the Parties without the prior written consent of the other Party. The benefit of this Agreement may, however, be assigned by either of the Parties to any group directly or indirectly controlling, controlled by or under common control of the assignor, provided that the assignor shall remain liable for its own debt and for all obligations under this Agreement.

16	MISCELLANEOUS

16.1	Further Assurances

From time to time after the Signing Date, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and shall do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and (c) more fully and effectively to carry out the purposes and intent of this Agreement.

16.2	Integration

This Agreement, the Schedules and Appendices hereto and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to its subject matter hereof. This Agreement, the Schedules and Appendices hereto and the instruments referenced herein contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties hereto after the Signing Date.

16.3	No Broker’s Fees

No one is entitled to receive any finder’s fee, brokerage or other commission in connection with the purchase of the Shares or the consummation of the transactions contemplated by this Agreement.

17	GOVERNING LAW AND ARBITRATION

This Agreement shall be governed by and construed in accordance with Norwegian law.

The Parties shall seek to solve through negotiations any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof. If the Parties fail to solve such dispute, controversy or claim by a written agreement within 60 days after one of the Parties has requested such negotiations by notice to the other Party, such dispute, controversy or claim shall be finally settled by arbitration in Haugesund in the English language in accordance with the Norwegian Arbitration Act. The arbitration tribunal shall consist of three arbitrators, of which the Buyer shall appoint one arbitrator and the Seller shall appoint one arbitrator. The arbitrators so appointed shall appoint the third arbitrator, who shall be the chairman of the arbitration tribunal. In the event of failure by a Party to appoint its arbitrator within 30 days after the request for arbitration first is given, or the failure by the first two arbitrators to appoint the third arbitrator within 30 days after appointment of the last of the first two arbitrators to be appointed, such arbitrator or arbitrators shall be appointed by the district judge (No: “Sorenskriver”) of Haugesund District Court. Any Party may seek judgement upon any award in any court having jurisdiction, or an application may be made to such court for the judicial acceptance of the award and for an order of enforcement.

Notwithstanding the above, either Party may bring an action in any court of competent jurisdiction (a) for provisional relief pending the outcome of arbitration, including, without limitation, provisional injunctive relief or pre-judgement attachment of assets, or (b) to compel arbitration or enforce any arbitral award. For purposes of any proceeding authorised by this Clause 16, each Party hereby consents to the non-exclusive jurisdiction of Haugesund, Norway.

* * *

This Agreement has been executed in two original copies, of which each Party has retained one copy.

	Knutsen NYK Offshore Tankers AS		KNOT Shuttle Tankers AS

By:	/s/ Trygve Seglem	By:	/s/ Trygve Seglem
Name:	Trygve Seglem	Name:	Trygve Seglem
Title:	CEO	Title:	Chairman

By:
Name:
Title:

Schedule 1

INSURANCES

Insurance Policies (all quoted values are USD)

Hull & Machinery
Hull	Insured Value: $110 000 000	Policy Renewal: 01.10.2014 - 31.10.2015
Hull Interest	Insured Value: $ 21 000 000	Policy Renewal: 01.10.2014 - 31.10.2015
Freight Interest	Insured Value: $ 21 000 000	Policy Renewal: 01.10.2014 - 31.10.2015
P&I Insurance
Gross Tonnage:66,038		Policy Renewal: 20.02.2015 - 20.02.2016
War Risk
	Insured Value: $165 000 000	Policy Renewal: 01.10.2015 - 31.12.2015

Hull & Machinery

Aon Benfield Italia S.p.A/SIAT Assicurazioni	5,0%
Aon London Broking Center/Swiss Re International SE	10,0%
Aon London Broking Center/Lloyds Syndicate 1209 XL	10,0%
Aon London Broking Center/Arch Insurance Comp. (Europe) Ltd.	5,0%
Aon Singapore Pte. Ltd. India International Insurance Pte Ltd	5,0%
Chaucer Underwriting A/S/ Lloyds Syndicate 1084 Chaucer	4,0%
Codan Forsikring NUF	2,0%
Gard AS/Gard M&E Ltd	10,0%
JLJ Maritime S.A./Vienna Insurance Group AG	2,0%
Mitsui Sumitomo Ins. Co. Ltd.	2,0%
Norwegian Hull Club	12,5%
Skuld 1897	4,0%
The Swedish Club	7,5%
Tokyo Marine & Nichido Fire Insurance Co., Ltd	21,0%
Total	100%

Hull Interest/Freight Interest

Aon London Broking Center /Lloyds Syndicate 1209 XL	10,0%
Aon London Broking Center/Arch Insurance Comp. (Europe) Ltd.	5,0%
Aon London Broking Center/Swiss Re International SE	10,0%
Chaucer Underwriting A/S/ Lloyds Syndicate 1084 Chaucer	2,0%
Codan Forsikring NUF	19,0%
Gard AS/Gard M&E Ltd	15,0%
Norwegian Hull Club	15,0%
Skuld 1897	4,0%
The Swedish Club	7,5%
Tokyo Marine & Nichido Fire Insurance Co., Ltd	12,5%
Total	100%

War Risk
100%	Den Norske Krigsforsikring for Skib
P&I
100%	Den Norske Krigsforsikring for Skib

Schedule 2

ACCOUNTS

[Separate attachment]

Knutsen NYK Shuttle Tankers 16 AS

Annual Report 2014

M/T “Ingrid Knutsen”

KNUTSEN NYK SHUTTLE TANKERS 16 AS

REPORT OF THE BOARD OF DIRECTORS 2014

Knutsen NYK Shuttle Tankers 16 AS owns one 111,634 dwt suez-max DP2 shuttle tanker, M/T Ingrid Knutsen, delivered from Hyundai Heavy Industries (HHI) Shipyard in South Korea in December 2013.

The company operates out of Haugesund, Norway and has no employees and working environment. KNOT Management AS in Haugesund manages the daily operations of the company and the vessel in accordance with separate agreements.

The company’s activity

M/T Ingrid Knutsen started in February 2014 on a time-charter contract to Standard Marine Tønsberg AS subsidiary to Exxon Mobil for a fixed period of ten year and with charters option to take the vessel for five more years on yearly options. The vessel started on the timecharter contract after arriving the North Sea and finalizing testing of the vessel and equipment. The vessel was chartered out on a spot voyage from Asia to Europe to reduce the expenses of positioning the vessel from the yard to the testing in Stavanger and the North Sea and charter startup.

Result for the year

The company had the first full year with operation in 2014 and the total net income on timecharter basis was NOK 92 069 998, NOK 1 335 253 in 2013. The operating result for Knutsen NYK Shuttle Tankers 16 AS was NOK 26 663 149 in 2014 compared to a loss of NOK 7 474 483 in 2013. After net financial loss of NOK 36 986 282 in 2014, against a loss of NOK 3 615 583 in 2013, the loss of the year were NOK 10 323 133 in 2014 compared to a loss of NOK 11 090 066 in 2013.

The Board of Directors suggests the result for the year transferred to other equity and the company have got a group contribution of NOK 13 919 365 from Knutsen NYK Offshore Tankers AS at 31.12.14.

Total cash flow from operating activities in the company was NOK 24 567 342, minus NOK 6 965 136 in 2013. The liquidity position was NOK 15 902 803 as per 31.12.2014 compared to NOK 46 114 709 as per 31.12.2013. The company’s ability to finance its investments is good.

The company’s short term debt per 31.12.2014 was 0.81 % of total debt (2.6 % in 2013).

The company is exposed to fluctuations in foreign exchange rater, especially USD, as the company’s income is denominated in USD. Since the majority of the company’s operating expenses and financial costs also are denominated in USD, this limits the company’s foreign exchange risk. The company has not entered into any forward contracts or other agreements in order to reduce the company’s foreign exchange risk, and thereby operating related market risk.

The company is also exposed to changes in the interest rate level, as part of its long-term debt carrying floating interest rate.

Total capital was by the end of the year NOK 663 466 885, NOK 723 362 816 at the end of 2013. The equity share as of 31.12.2014 was 0.63 % up from 0.084 % the year after receiving group contribution of NOK 13 919 365 to strengthening the equity of the company.

The financial accounts are settled on the assumption of a going concern. The board confirms the assumption of a going concern. The Board of Directors confirms that the Financial Statements give a true picture of the company’s assets and liabilities, financial position and results.

The environment safety and quality control

The requirements for a safety operation of ships are increasing, and both the company and the manager KNOT Management AS are concerned with an operational excellence. Knutsen NYK Offshore Tankers Group’s fleet consists of ships which are designed and engineered for safe, environmentally sound and efficient operations. The ships are maintained and upgraded continuously to meet the demands and expectations from a government and employers. The company and the manager put significant resources to the quality assurance and there are strict requirements for safety systems and an operation of the ships.

The company is not aware of any significant pollution to the external environment, and the Board of Directors considers the working conditions on-board the vessel as satisfactory. M/T Ingrid Knutsen are certified in accordance with both ISM code and the ISPS code.

The company have no employees and thus no working environment. The company aims to be workplace where there is no discrimination related to gender, ethnicity, religion or disability. The company aims to avoid gender discrimination regarding salary, promotion and recruiting. The members of the Board of Directors are all men.

Future prospects

M/T Ingrid Knutsen is operated on a long term charter from February 2014 with Standard Marine Tønsberg AS. The charterer and trading area is well known for the manager and the Board of Directors. The Board of Directors expect that 2015 will be a stable profitable year for the company.

Haugesund, February 27, 2015

/s/ Trygve Seglem	/s/ Karl Gerhard Bråstein Dahl	/s/ Fumitake Shishido
Trygve Seglem	Karl Gerhard Bråstein Dahl	Fumitake Shishido
Chairman of the Board/CEO	Member of the Board	Member of the Board

Knutsen NYK Shuttle Tankers 16 AS

Profit & Loss Account

	Note	2014	2013
Operating Income
Operating Income	2	98 870 485	5 837 006
Commissions		-1 544 968	-291 848
Voyage expenses		-5 326 748	-6 880 411
Other operating income		71 228	0

Total Operating income		92 069 998	-1 335 253

Operating Expenses
Crew-hire	6	22 739 889	2 645 706
Other operating expenses		11 137 302	701 935
Administration	9	3 107 257	424 390

Total Operating Expenses		36 984 449	3 772 030

Ordinary depreciation	5	28 422 400	2 367 200

Total depreciation and write-downs		28 422 400	2 367 200

Operating Result		26 663 149	-7 474 483

Financial Income and Expenses
Financial income	7	109 616	1 043
Foreign exchange gain/loss		-243 403	187 065
Financial expenses	7	-36 852 496	-3 803 691

Net Financial Items		-36 986 282	-3 615 583

Result before taxes		-10 323 133	-11 090 066

Taxes	13	0	0

Result for the year		-10 323 133	-11 090 066

Knutsen NYK Shuttle Tankers 16 AS

Balance Sheet as of 31. December

	Note	2014	2013
Assets
Fixed assets
Vessel	5, 10	631 381 471	659 756 030

Total Fixed Assets		631 381 471	659 756 030

Current Assets
Inventories	4	1 725 827	8 763 512
Receivables		537 419	8 728 565
Current receivables group		13 919 365	0
Bank deposits	3	15 902 803	46 114 709

Total Current Assets		32 085 414	63 606 786

TOTAL ASSETS		663 466 885	723 362 816

Knutsen NYK Shuttle Tankers 16 AS

Balance Sheet as of 31. December

	Note	2014	2013
Shareholders Equity and Liabilities
Equity
Share capital	11, 12	100 000	100 000
Additional paid-in capital		4 105 070	508 838

Total capital paid-in		4 205 070	608 838

Total Shareholders’ Equity	11	4 205 070	608 838

Long Term Debt
Mortgage debt	8, 10	639 991 955	673 889 349
Long-term debt group		13 919 365	30 073 709

Total Long Term Debt		653 911 321	703 963 058

Current Liabilities
Accounts payable	8	851 496	3 881 558
Accrued interest		1 919 121	1 722 290
Current liabilities group		1 869 068	772 960
Other current liabilities		710 810	12 414 112

Total Current Liabilities		5 350 495	18 790 920

Total liabilities		659 261 816	722 753 978

SHAREHOLDERS’ EQUITY AND LIABILITIES		663 466 885	723 362 816

Haugesund, February 27, 2015

/s/ Trygve Seglem Trygve Seglem Chairman of the board / CEO	/s/ Karl Gerhard Bråstein Dahl Karl Gerhard Bråstein Dahl Member of the board	/s/ Fumitake Shishido Fumitake Shishido Member of the board

KNUTSEN NYK SHUTTLE TANKERS 16 AS

CASHFLOW STATEMENT

	2014	2013
Total generated from operations 1)	22 778 936	-8 599 084
Change in working capital	1 788 406	1 633 948
Net cashflow from operations	24 567 342	-6 965 136
Invested in vessel	-47 841	-435 164 337
Net cashflow from investments	-47 841	-435 164 337
Mortgage debt	-38 577 063	457 944 853
Distribution from group companies	0	11 665 031
Change intercompany balances	-16 154 344	18 408 678
Net cashflow from financing	-54 731 407	488 018 562
Net cashflow for the year	-30 211 906	45 889 089
+ Cash balance per 01.01.	46 114 709	225 620
= Cash Balance per 31.12.	15 902 803	46 114 709
1) Generated from operations:
Result before tax	-10 323 133	-11 090 066
+Allocation of deferred debt issuance costs	1 498 202	123 782
+Realized profit/loss on foreign exchange	3 181 467	0
+Ordinary depreciation	28 422 400	2 367 200

= Total generated from operations	22 778 936	-8 599 084

KNUTSEN NYK SHUTTLE TANKERS 16 AS

Notes to the Financial Statement 31.12.2014

1	Accounting Principles

The financial statements have been prepared in accordance with the Norwegian Accounting Act and generally accepted accounting principles in Norway.

Income

Income from the charter party is denominated in USD and is recorded in line with the earnings.

Current Assets/Current Liabilities

Fixed assets are intended for long-term ownership and use. Other assets are classified as current assets. Short-term liabilities are due within one year or tied to the operation of the vessel. Other liabilities are classified as long-term liabilities.

Current assets are valued at the lower of cost and fair value. Short-term liabilities are recorded at nominal value at the time of the entering.

Fixed Assets and Drv-Docking

Yard instalments paid on newbuildings are gradually recorded as fixed assets as the instalments are paid. All costs regarding construction supervision, construction financing (including building loan interest, and provision of guarantees), purchases beyond the yard contract regarding the individual contract are also registered.

Newbuilding contracts are valued in accordance with the lower value of capitalized value and fair value (including TC contracts entered by the newbuilding), if the loss is not considered as temporary.

The total cost of the vessel is capitalised at delivery and depreciated linearly over the expected life time.

Dry-docking expenses are capitalised and expensed over the period till the next dry-docking. This is in line with the depreciation plan of the vessel, and takes into account that the vessel is classified to operate for an additional period. Dry-docking is carried out every 5th year for vessels less than 15 years, and every 2.5 year for vessels more than 15 years. In the case of a newbuilding, a portion of the total cost of the vessel equal to the dry-docking cost is capitalised. Actual expenses related to repair and maintenance of the vessel are expensed when the work is executed.

The fixed assets are valued according to the lowest of the depreciated value and the market value unless the fall in value is assumed to be temporary.

Transactions in Foreign Currency

Income and expenditure in foreign currency are converted with the exchange rate at the time of the transaction.

All current assets and current liabilities in foreign currency are registered at the rate of exchange as per 31.12. Realised foreign exchange gain and loss are registered as financial items.

The debt is valued at the historical rate, to the extent that the future net nominal income flow exceed the borrowed amount. To the extent that long-term debt exceeds the net nominal income flow, the unrealised foreign exchange loss on the exceeding amount is recorded.

Realized and unrealized profit and loss on foreign exchange are recorded as financial income / expenses.

Interest-bearing loan and borrowings

All loans and borrowings are initially recognized at cost, being the fair value of the consideration received net of issue costs associated with the borrowing.

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method; any difference between proceeds (net of transaction costs) and the redemption valne is recorded in the profit and loss over the period of the interest-bearing liabilities. Amortized cost is calculated by taking into account any issue costs, and any discount or premium on settlement.

Gains and losses are recognized in the net profit and loss statement when the liabilities are devalued or depreciated, as well as through the amortization process.

Tax

The tax expense in the income statement includes both tax payable and changes in deferred tax. Deferred tax is calculated at 27% on the basis of temporary differences between accounting and tax values and tax loss carried forward at the year end. Tax increasing and tax reducing temporary differences which reverse or may be reversed in the same period are assessed and netted. The company is taxed based on the shipping tax regime. This means that companies are not taxed on the basis of its operating income. However it is calculated an annual tax of 27% on the company’s net financial income. At the same time companies are within the tonnage tax scheme. Tonnage tax is classified as an operating expense. To be within the scheme the company should meet certain requirements, such as only ownership of ship/ shares in the shipping companies, and only own certain types of financial assets.

Cash flow statement

The cash flow statement is presented using the indirect method of NRS. The liquidity balance is defined as the sum of cash, bank deposits and other short term liquid deposits.

2	Contracts

The company has secured employment of the vessel, M/T Ingrid Knutsen, with a 10 year fix time charter contract with 5 one year options to Standard Marine Tønsberg AS (the North Sea shuttle tanker operator of ExxonMobil) after arriving the North Sea and completed shuttle tanker testing. The vessel started on the charter contract February 7, 2014. KNOT Management AS operates as a manager on behalf of the company and the vessel in accordance with management agreements.

3	Bank deposits

The company doesn’t have locked-up bank funds per 31.12.

4	Inventories

Inventories amounting to NOK 1 725 827 (NOK 8 763 512 in 2013) refer to lube oil (lube oil and bunkers in 2013) as per 31.12. The bunkers was sold to the charterer when starting the long term time-charter contract.

5	Fixed Assets

	2014	2013
Vessel
Historical value 1.1.	650 112 904	0
Accumulated depreciation 1.1.	2 167 000	0
Book value 1.1.	647 945 904	0

Delivered new building	0	650 112 904
Additions/Disposals	47 841	0
Annual depreciation	26 020 000	2 167 000

Book value 31.12.	621 973 745	647 945 904

The economic life of the vessels is estimated to 25 years, and is depreciated accordingly.

	2014	2013
Dry-docking
Capitalised dry-docking	12 010 326	0
Accumulated depreciation dry-docking 1.1.	200 200	0

Capitalised dry-docking 1.1.	11 810 126	0
Delivered new building	0	12 010 326
Annual depreciation	2 402 400	200 200

Book value 31.12.	9 407 726	11 810 126

6	Salary and social costs

The company has no employees and thereby no pension liabilities (under the new OTP regulation). The company hires the crew from Knutsen OAS Shipping AS.

	2014	2013
Specification:
Salary	15 535 850	1 686 295
Social security taxes	1 440 364	179 350
Other benefits	5 763 675	780 061

Total	22 739 889	2 645 706

7	Financial Income and -Expenses

	2014	2013
Financial Income:
Interest income from group/related parties	105 134	0
Other interest income	4 482	1 043

Total financial income	109 616	1 043

Financial expenses:
Interest expenses to group/related parties	174 450	931 634
Interest expenses	25 325 175	1 813 807
Guarantee expenses group	3 945 446	301 064
Other financial expenses	7 407 424	757 186

Total financial expenses	36 852 496	3 803 691

8	Balances with related parties

	2014	2013
Long-term mortgage debt
NYK Logistics Holding (Europe B.V.)	118 937 411	112 648 141
Accounts payable
Knutsen OAS (UK) Limited	3 364	0
Knutsen OAS Crewing AS	78 014	27 367
Knutsen OAS Shipping AS	11 707	1 140 281

	93 085	1 167 648

9	Remuneration

The company have not paid salary or any other remuneration, nor given any loan or guarantees to any lending person or board members during the year.

	2014	2013
Auditors remuneration (excl. VAT):
Audit	21 875	15 200
Other services besides audit	0	0

	21 875	15 200

Mortgage Debt and Financial Instruments

	USD	Historical rate	Rate per 31.12	NOK
31.12.2014
USD-loan - first priority	87 850 000	6,0218	6,0218	529 011 507
USD-loan - second priority	19 768 804	6,0164	6,0164	118 937 411

	107 618 804			647 948 918

Deferred debt issuance costs				-7 956 963

639 991 955

Current portion:
USD-loan	7 150 000			43 055 575
Deferred debt issuance costs				-1 452 228

41 603 347

	USD	Historical rate	Rate per 31.12	NOK
31.12.2013
USD-loan - first priority	95 000 000	6,0227	6,0227	572 154 000
USD-loan - second priority	18 834 389	5,9810	5,9810	112 648 141

	113 834 389			684 802 141

Deferred debt issuance costs				-10 912 792

673 889 349

Current portion:
USD-loan	7 150 000			43 062 117
Deferred debt issuance costs				-1 620 263

41 441 854

Estimated outstanding debt per year end 2019 is USD 72.9 million.

The USDNOK exchange rate at the year-end was 7,4299 (6,0815 i 2013).

Future income flows from fixed contracts in USD exceed debt in USD. Therefore it is not recognized foreign exchange gains and losses on USD debt on the basis of the year-end exchange rate.

The share of foreign exchange profit/loss that exceeds the future cash flow in the same currency is recorded in the profit / loss accounts. The foreign exchange loss not recorded is NOK 151.6 million, compared to a loss of NOK 7.5 million in 2013.

Security for the loans is made through assignment of the shipbuilding contract, assignment of the refund guarantee, a first, second and third priority mortgage in the vessel, assignment of insurances, charterparty assignment, factoring agreement, pledged shares in the company, pledge of deposit and guarantees from the Knutsen NYK Offshore Tankers AS and TS Shipping Invest AS.

Book valne of mortgaged assets is NOK 663 million (NOK 723 million in 2013).

The company has aimed to reduce the market risk by entering financial contracts. The company has entered long term freight contracts in USD, with the intention of having income, vessel investment and loans in the same currency in order to minimize the effects of exchange rate fluctuations.

11	Equity

Specification of the equity per 31.12.

	Share capital	Other paid-in equity	Total equity
Equity 01.01.	100 000	508 838	608 838
Group contribution	0	13 919 365	13 919 365
Result for the year	0	-10 323 133	-10 323 133

Equity 31.12.	100 000	4 105 070	4 205 070

Share capital consist of 100 shares å NOK 1 000

The company is a wholly owned subsidiary of Knutsen NYK Offshore Tankers AS. Financial statements for the group can be obtained at company’s registered office, Smedasundet 40, 5529 Haugesund.

12	Shares Owned by Board Members and Affiliates

Trygve Seglem controls TS Shipping Invest AS, which owns 50 % of the parent company Knutsen NYK Offshore Tankers AS.

13	Tax

The company is taxed based on the shipping tax regime. This means that companies are not taxed on the basis of its operating income. However it is calculated an annual tax of 27% on the company’s net financial income. At the same time companies within the tonnage tax scheme will have to pay a tonnage tax based on the size of the company’s operated vessels, which in 2014 amounted to NOK 142 350 (NOK 11 310 in 2013). Tonnage tax is classified as an operating expense.

The company should meet certain requirements to be within the scheme, such as only ownership of ship/ shares in the shipping companies, and only own certain types of financial assets.

Below is a specification of the temporary differences at the end of the financial year.

	31.12.2014	Change	31.12.2013
Loss carried forward	-13 699 688	-7 161 419	-6 538 269

Basis for deferred tax (benefit)	-13 699 688	-7 161 419	-6 538 269

Deferred. tax (benefit)	0	0	0

Taxable result tonnage tax scheme:

	2014	2013
Net financial result	-36 986 282	-3 615 583
Non-taxable currency gain	228 449	-173 887
Non-taxable interest cost	0	123 782
Deductable guarantee cost registered on vessel	0	-2 537 376
Non-deductable interest cost	29 596 414	2 237 072

Taxable income before loss carried forward	-7 161 419	-3 965 992
Change in loss carried forward	7 161 419	3 965 992

Taxable income	0	0

Tax payable	0	0
Change in deferred tax	0	0

Tax expense	0	0

EY Building a better working world	Statsautoriserte revisorer Ernst & Young AS Thormøhlens gate 53 D, NO-5006 Bergen Postboks 6163, NO-5892 Bergen	Foretaksregisteret: NO 976 389 387 MVA Tlf: +47 55 21 30 00 Fax: +47 55 21 30 01 www.ey.no Medlemmer av Den norske revisorforening

To the Annual Shareholders’ Meeting of

Knutsen NYK Shuttle Tankers 16 AS

AUDITOR’S REPORT

Report on the financial statements

We have audited the accompanying financial statements of Knutsen NYK Shuttle Tankers 16 AS, which comprise the balance sheet as at 31 December 2014, the statements of income and cash flows for the year then ended and a summary of significant accounting policies and other explanatory information.

The Board of Directors’ and Chief Executive Officer’s responsibility for the financial statements

The Board of Directors and Chief Executive Officer are responsible for the preparation and fair presentation of these financial statements in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway, and for such internal control as the Board of Directors and Chief Executive Officer determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with laws, regulations, and auditing standards and practices generally accepted in Norway, including International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s interne! control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

EY Building a better working world	2

Opinion

In our opinion, the financial statements of Knutsen NYK Shuttle Tankers 16 AS have been prepared in accordance with laws and regulations and present fairly, in all material respects, the financial position of the Company as at 31 December 2014 and its financial performance and its cash flows for the year then ended in accordance with the Norwegian Accounting Act and accounting standards and practices generally accepted in Norway.

Report on other legal and regulatory requirements

Opinion on the Board of Directors’ report

Based on our audit of the financial statements as described above, it is our opinion that the information presented in the Directors’ report concerning the financial statements and the going concern assumption is consistent with the financial statements and complies with the law and regulations.

Opinion on registration and documentation

Based on our audit of the financial statements as described above, and control procedures we have considered necessary in accordance with the International Standard on Assurance Engagements (ISAE) 3000, «Assurance Engagements Other than Audits or Reviews of Historical Financial Information», it is our opinion that the Board of Directors and Chief Executive Officer have fulfilled their duty to ensure that the Company’s accounting information is properly recorded and documented as required by law and generally accepted bookkeeping practice in Norway.

Bergen, 3 March 2015

ERNST & YOUNG AS

/s/ Fredrik Gabrielsen

Fredrik Gabrielsen

State Authorised Public Accountant (Norway)